Exhibit 10.10

* * *  Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Tonix Pharmaceuticals, Inc.
250 Pehle Ave.
Park 80 West, Plaza II - Suite 200
Saddle Brook, NJ 07663

October 4, 2010
Lipocine, Inc.
675 Arapeen Drive, Suite 202
Salt Lake City, Utah 84108

Dear Mahesh:

           Reference is made to a certain Feasibility and Option Agreement dated as of June 20, 2007 (the “Agreement”) between Lipocine, Inc. (“Lipocine”) and Tonix Pharmaceuticals, Inc. (formerly known as Krele Pharmaceuticals, Inc.) (“Tonix”).

           The purpose of this letter is to amend certain provisions of the Agreement.  Accordingly, it is hereby agreed as follows:

1.           Upon execution of this letter by both parties, Tonix shall pay Lipocine the remaining $[ * * * ] due for Stage I of the Feasibility Program.

2.           The preamble of the Agreement shall be amended to modify Tonix's principal place of business to 2 Park 80 Plaza West, Suite 200, Saddle Brook, NJ 07633.

3.           Section 2 (Feasibility Program) shall be amended as follows:

(a)          The reference to “Exhibit 1” in Section 2.1 shall be deleted and replaced with a reference to “Attachment 1”.

(b)          The following new Section 2.2 shall be added:

“2.2           Stage II of the Feasibility Program.  Tonix shall make a decision to proceed to Stage II of the Feasibility Study (as described in the Protocol) by providing Lipocine with a written notice (the “Stage II Notice”) by no later than five business days following receipt of a mutually acceptable form of license agreement for the license rights covered by the Option consistent with the terms and conditions in Article 3 of the Agreement.  Lipocine shall provide Tonix with a draft of the form of license agreement within thirty (30) days following the date of this letter, and thereafter, Tonix and Lipocine shall expeditiously negotiate the form of license agreement in good faith.  Provided that Lipocine has fulfilled its obligations pursuant to the prior sentence, if Tonix has not provided Lipocine with the Stage II Notice by September 30, 2011, the Agreement shall terminate unless extended by mutual agreement in writing.”

4.           The second through fourth sentences of Section 3.3 (Payments for Exclusive License) shall be deleted and replaced with the following:

           “For the avoidance of doubt, the milestone payments will be paid only once for the first cyclobenzaprine Product of any strength.  If Tonix develops cyclobenzaprine Products of a different strength than the first Product, such Products will be considered additional Products and Tonix will pay [ * * * ]%) of the milestones set forth in Section 3.3(d) below for the second and third additional Products only.”

* * *  Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.           The last sentence of Section 3.3(d) (Milestones) shall be deleted and replaced with the following:

           “In addition, as provided in Section 3.3 above, if Tonix develops cyclobenzaprine Products that are of a different strength than the first Product, such Products will be considered additional Products and Tonix will pay [ * * * ]%) of the milestones set forth above for the second and third additional Products only.”

6.           In order to consistently reflect the modifications in paragraph 3 above, page 2 of Attachment 1 (the Protocol) shall be deleted and replaced with the attached amended page 2.

7.           The second Paragraph on Page 4 of Attachment I, (Cost & Payment Terms) shall be deleted and replaced with the following:

“The cost for Stage II of the feasibility program is $[ * * * ] (plus external costs) with IND. The total cost (plus external costs) w/o IND is $[ * * * ] paid as follows:....”

8.           Except as expressly provided herein, and notwithstanding any prior notices or correspondence between the Parties, all terms, covenants and conditions of the Agreement shall remain in full force and effect, and this amendment and the Agreement  shall be read as one instrument.

           Kindly confirm that the foregoing represents our agreement by signing and returning to the undersigned the enclosed copy hereof, whereupon this letter shall constitute an amendment to the Agreement.

Very truly yours,

TONIX PHARMACEUTICALS, INC.

By:	/s/ SETH LEDERMAN
Name: Seth Lederman
Title: Chairman
Date Signed: ________________________

ACCEPTED AND AGREED TO:

LIPOCINE, INC.

By: /s/ MAHESH V. PATEL
     Name:  .Mahesh V. Patel
     Title:     President and CEO

Date Signed: ____________________________________

ATTACHMENT 1

Improved Oral Delivery of Cyclobenzaprine – Feasibility Proposal

Background

Lipocine Inc. (Lipocine) has proprietary technology, Lip’ral™, for improved oral absorption of poorly water soluble drugs and elimination of food effects on absorption.  The technology has been validated in clinical and preclinical studies with several different poorly water soluble drugs, and is protected by issued and pending patents.

Tonix Pharmaceuticals, Inc.  (formerly known as Krele Pharmaceuticals, Inc., Tonix) has contracted Lipocine to conduct a feasibility evaluation for the improved oral delivery of Cyclobenzaprine, a muscle relaxant.  Cyclobenzaprine is currently sold under the brand name Flexeril® and there are several generics.  It is available as 5 mg, 7.5 mg and 10 mg tablets.

The specific objectives of the feasibility evaluation are:

1.	Develop Lip’ral™ formulations of Cyclobenzaprine at slightly lower strength than the marketed product; select two formulations for a Phase I study.

2.
Manufacture, test and release the lots under GMP.  Conduct a Phase I clinical study under a US IND to determine whether the Lipocine formulations are bioequivalent to Flexeril® 5 mg tablet or have faster absorption, faster elimination or the same or lower area under the curve (AUC) than cyclobenzaprine 5 mg.

The feasibility program involves pre-formulation, formulation development and stability evaluation with the goal of selecting two formulations for a Phase I study.  It also includes manufacture, testing and release of clinical lots of the selected formulation and conducting a Phase I study to determine the pharmacokinetics of the Lipocine formulations relative to Flexeril®.

The tasks, timelines and cost of the feasibility program are presented in detail below.

3